Exhibit 99.1

Contact:	Amedisys, Inc.	Amedisys, Inc.
	Senior Vice President - Finance	Chief Financial Officer
	Thomas J. Dolan	Dale E. Redman
	225.292.2031	225.292.2031
	tdolan@amedisys.com	dredman@amedisys.com

AMEDISYS COMMENTS ON PROPOSED CMS HOME HEALTH PPS REFINEMENT AND RATE UPDATE

BATON ROUGE, Louisiana (April 30, 2007) – Amedisys, Inc. (Nasdaq: “AMED” or the “Company”), one of America’s leading home health nursing companies, commented today on the Centers for Medicare & Medicaid Services (“CMS”) home health PPS refinement and rate update. On Friday, April 27, 2007, CMS issued a Notice of Proposed Rulemaking regarding the Home Health Prospective Payment System Refinement and Rate Update for Calendar Year 2008. The proposed rule includes changes to the base rate calculation, refinements to the payment system, and new quality of care data collection requirements, among others. According to the release, the proposed rule is open for public comment for a period of 60 days from the date of the release and would be effective on January 1, 2008.

We are currently evaluating the impact the proposed rule could have on Amedisys, but are unable to provide an estimate of any potential financial impact at this time. Once we have completed our evaluation effort, we will do extensive testing to assure we are comfortable with the modeling results. As the proposed changes from CMS are multi-component changes to the home care reimbursement system, we believe it is prudent to ensure that any information we release is based upon programmatic modeling that has been extensively tested. We anticipate that we will better understand any possible financial impact over the next several weeks. However, our estimate of that impact and/or the timing thereof may be altered based upon any changes that may occur to the proposed ruling.

While we have not completed our analysis, CMS has included their own impact analysis in the proposed ruling they published. This analysis is summarized in Table 27 of the Proposed Rule. We have no ability at this time to evaluate the accuracy of these estimates and/or their relevance to any possible effect on our company. The link to the CMS proposed rule is:

http://www.cms.hhs.gov/HomeHealthPPS/downloads/CMS-1541-P.pdf

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

www.amedisys.com